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                                                                    EXHIBIT 10.3

                                RESALE AGREEMENT

         THIS RESALE AGREEMENT dated October 2, 2000, between Alloy LLC (on behalf of itself and its Affiliates (collectively referred to herein as "NEWCO")) and BellSouth Telecommunications, Inc., on behalf of itself and Affiliates, other than Newco (the "RESELLER");

                              W I T N E S S E T H:

         WHEREAS, BellSouth Corporation, a Georgia corporation and SBC Communications Inc., a Delaware corporation ("SBC") have transferred substantially all of their wireless businesses to NewCo and, following such transfers and as a result thereof, NewCo owns Licenses to provide Wireless Service within certain Geographic Service Areas (as defined herein); and

         WHEREAS, NewCo desires to sell to the Reseller existing and future wireless services and features providing access to the wireless systems NewCo owns or wireless services to which NewCo has access pursuant to roaming agreements; and

         WHEREAS, the Reseller desires to purchase wireless services and features from NewCo for resale to the Reseller's customers, separately and packaged with other telecommunications services;

         NOW THEREFORE, for and in consideration of the premises and other good consideration, the receipt and sufficiency of which are hereby acknowledged, NewCo and the Reseller agree as follows:

1. DEFINITIONS. The following capitalized terms, whenever used in this Agreement, have the respective meanings set forth below:

         "ACCESS NUMBER" means (i) a telephone number provided to the Reseller by NewCo and associated with the Reseller's or an Authorized User's Equipment, or (ii) other means of addressing individual units of Equipment, including without limitation, internet protocol addresses, in each case enabling use of a Wireless System.

         "ADVANCED SERVICES" means high speed services which enable users to originate and receive high quality voice and data services.

         "AFFILIATE" means a Person that directly or indirectly Controls, is Controlled by, or is under common Control with another Person, provided that, with respect to NewCo, "Affiliate" shall not include the Reseller, the Other Reseller or their respective subsidiaries.

         "AIR-GROUND SERVICE" means air-ground wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Subpart G of Part 22 of the FCC Rules and all air-ground wireless voice and data services reasonably ancillary thereto.


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         "AGENCY AGREEMENT" means the Wireless Agency Agreement, of even date herewith, between NewCo and the Reseller.

         "APPLICABLE LAW" means all applicable laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, Permits, orders or like governmental action of any Governmental Authority (including environmental laws and those pertaining to health or safety).

         "AUTHORIZED USER" means a Person that is authorized by the Reseller to use a Wireless Service purchased by the Reseller under this Agreement and resold to such Person by the Reseller.

         "BANKRUPTCY LAW" means any bankruptcy, insolvency, reorganization or other law for the relief of debtors under the applicable jurisdiction.

         "CELLULAR SERVICE" means mobile wireless telephone service provided pursuant to Wireless Licenses issued by the FCC pursuant to Subpart H of Part 22 of the FCC's rules and all mobile voice and data services reasonably ancillary thereto.

         "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

         "CONTRIBUTION AGREEMENT" means the Amended and Restated Contribution and Formation Agreement by and among Newco, the Reseller and the Other Reseller, dated as of April 4, 2000.

         "CONTROL" (including the correlative meanings of the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "CONTROLLED SUBSIDIARY" means, with respect to any Person, an Affiliate at least a majority of the Voting Securities and other equity interests of which are owned, directly or indirectly, by such Person.

         "CPE" means customer-provided equipment.

         "DOMESTIC" means the fifty states comprising the United States of America, the District of Columbia, the U.S. Virgin Islands and the Commonwealth of Puerto Rico, but excluding all other territories and possessions of the United States of America.

         "EQUIPMENT" means wireless communications equipment, including mobile and portable radio units and other terminals that are used by Authorized Users and approved by the FCC.

         "FCC" means Federal Communications Commission, and any successor regulatory body in the United States performing the same or similar functions.

         "FCC RULES" means any applicable rules and regulations of the FCC.


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         "GEOGRAPHIC SERVICE AREAS" (GSAs) means, as to any Wireless Service of
NewCo, the geographic areas within which NewCo has the authority pursuant to a License issued by the FCC to offer such Wireless Service. Each geographic area for which the FCC has issued a separate Wireless License shall be a separate GSA.

         "GOVERNMENTAL AUTHORITY" means the government of the United States of America or any state or other political subdivision thereof, including the U.S. Virgin Islands and the Commonwealth of Puerto Rico, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to, any such government.

         "HOME FRAUD" means unauthorized Wireless Service, excluding fraud in the activation of services, respecting an Access Number in the Home Service Area in which such Access Number is registered.

         "HOME SERVICE" means Wireless Service provided in respect of an Access Number in the Home Service Area applicable to such Access Number.

         "HOME SERVICE AREA" means, with respect to an Access Number registered in any Market, the GSAs (which may be in more than one Market) for which NewCo provides Wireless Services on the terms and conditions applicable to Home Service to more than fifty (50%) percent of the Access Numbers newly activated by NewCo in such Market during the preceding calendar year.

         "ILEC SERVICES" means any of the following products or services: (a) Advanced Services, Information Service, InterLATA Service, Telephone Exchange Service, Electronic Publishing Service, or any other Telecommunications Service (other than where such services are used solely as part of Wireless Services);
(b) all current and future ancillary features and services offered in conjunction with any of the services listed in clause (a), including, but not limited to, voice mail, caller ID, call waiting, directory listing services, calling card services, toll calling plans and associated CPE and any successors thereto; (c) security services, virtual private networks and associated CPE; and
(d) any product or service that emulates or replicates the foregoing utilizing an IP protocol and the PSTN (including IP telephone, IP fax, unified messaging and Internet call waiting and associated CPE). For the purpose of this definition, the terms Information Service, InterLATA Service, Telephone Exchange Service and Telecommunications Service have the respective meanings set forth in
Section 3 of the Communications Act and the term Electronic Publishing Service has the meaning set forth in Section 274(h) of the Communications Act.

         "IN TERRITORY" means within the Service Territory.

         "LICENSEE" means, in respect of any Geographic Service Area for any Wireless Service, NewCo or the Affiliate of NewCo, in either case which holds the applicable Wireless License.

         "LLC AGREEMENT" means the Limited Liability Company Agreement dated as of October 2, 2000 among the Reseller, the Other Reseller and Alloy Management Corp. relating to NewCo, as amended from time to time in accordance with the terms thereof.


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         "MARKET" means one or more GSAs that are managed by NewCo as a unit for purposes of administering provision of Wireless Services.

         "MOUS" or "MINUTES OF USE" means minutes of use of Wireless Service.

         "NATIONAL ACCOUNT" means any Person which offers to subscribe or, at the time of the initial subscription for wireless services, subscribes for, in the aggregate, 500 or more Access Numbers in two or more areas codes (other than overlapping area codes).

         "NEW SERVICE OFFERINGS" has the meaning set forth in Section 2.

         "NEWCO MARKS" means any trademarks, trade names, service marks, logos, brands, domain names, insignia, symbols, decorative designs, and other marks, and all variants and deviates thereof, which NewCo or its Affiliates own or are licensed or sublicensed to use.

         "NEWCO'S SERVICE TERRITORY" means the entire area within which NewCo provides Wireless Services from time to time pursuant to FCC Licenses.

         "OTHER RESELLER" means SBC.

         "OTHER RESELLER AGREEMENT" means that certain Resale Agreement, of even date herewith, between NewCo and the Other Reseller.

         "OUT OF TERRITORY" means outside of the Service Territory.

         "PACKAGE" means the marketing, sale, resale, or any other mode of selling a Wireless Service in combination, whether for a single price or otherwise, with any other ILEC Services.

         "PACKAGE SUBSCRIBER" means any customer who purchases Wireless Services and other ILEC Services in a Package.

         "PAGING SERVICE" means the provision of Domestic one and two-way paging and radiotelephone service pursuant to licenses issued by the FCC pursuant to Subpart E of Part 22 of the FCC Rules and Subpart P of Part 90 of the FCC Rules and all one- and two-way paging and radiotelephone services reasonably ancillary thereto.

         "PART 27 SERVICE" means mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Part 27 of the FCC Rules and all mobile voice and data services reasonably ancillary thereto, other than with respect to the provision of multi-channel video programming service and data services reasonably ancillary thereto.

         "PCS SERVICE" means mobile wireless telephone service provided pursuant to Wireless Licenses issued by the FCC pursuant to Part 24 of the FCC's rules regardless of the frequency block designated by the FCC under 47 C.F.R. 24.229 and all mobile voice and data services reasonably ancillary thereto.


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         "PERMITS" means all licenses (including without limitation Wireless
Licenses), permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

         "PERSON" means an individual, partnership, corporation, limited liability company, limited liability partnership or other business association.

         "PSTN" means public switched telephone network.

         "RESELLER MARKS" means the trademarks, trade names, services marks, logos, brands, domain names, insignia, symbols, decorative designs, and other marks, and all variants and deviates thereof, which the Reseller or its Affiliates own or are licensed or sublicensed to use, or specified on EXHIBIT B.

         "ROAMER" means an Authorized User who receives wireless service in respect of an Access Number in a geographic area outside of the Home Service Area applicable to such Authorized User's Access Number.

         "ROAMER FRAUD" means unauthorized wireless service respecting an Access Number assigned to an Authorized User in a geographic area outside such the Home Service Area with respect to such Access Number.

         "ROAMING AGREEMENTS" means roaming agreements with third parties that provide to NewCo the ability for its customers to roam, thereby receiving wireless services on a Wireless System of such third party.

         "SATELLITE SERVICES" means mobile wireless voice and data services (other than multi-channel video services and data services reasonably ancillary thereto) provided, via fixed or non-geostationary satellite, pursuant to licenses issued by the FCC pursuant to Part 25 of the FCC Rules and all mobile wireless voice and data services reasonably ancillary thereto that are also provided via fixed or non-geostationary satellites.

         "SERVICE TERRITORY" means the Service Territory of the Reseller, as defined in the LLC Agreement.

         "USAGE" means a period of time or other applicable unit of measurement during which an Authorized User uses a Wireless System and incurs charges for such use.

         "VOTING SECURITIES" means any securities or other interests entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity of any corporation, partnership, limited liability company or other entity.

         "WIRELESS BUSINESS" means the acquisition, development, ownership and operation of businesses engaged in the provision of mobile wireless voice and data services utilizing radio frequencies licensed by the FCC for the provision of Cellular Service, PCS Service, Wireless Data Service, Satellite Services and
Part 27 Service.


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         "WIRELESS DATA SERVICE" means the provision of Domestic wireless data service pursuant to Wireless Licenses issued by the FCC pursuant to Subpart E of
Part 22 of the FCC Rules and Subpart S of Part 90 of the FCC Rules and all messaging and data services customarily ancillary thereto.

         "WIRELESS LICENSE" means a license provided by the FCC to provide a specified type of Wireless Service.

         "WIRELESS SERVICES" means the mobile wireless voice and data services, products and features offered by NewCo in its Wireless Business, including without limitation Cellular Service, PCS Services, Wireless Data Service, Air-Ground Service, Satellite Services and Part 27 Service.

         "WIRELESS SYSTEM(S)" means a radio communications system that provides wireless services.

2.       DUTIES OF NEWCO.

         (a) NewCo agrees to provide each type of Wireless Service to the Reseller upon the terms and conditions specified herein and at rates and charges determined pursuant to SECTION 11 and EXHIBIT A. NewCo shall obtain, retain and maintain suitable facilities, Permits and rights for the construction and maintenance of the circuits and equipment necessary to provide each type of Wireless Service in the applicable Geographic Service Areas. Subject to the limitations on resale of Wireless Services set forth herein, any new service or feature not described in EXHIBIT A, including but not limited to any New Service Offering as described in SECTION 2(C), will be available for resale under this Agreement by the Reseller in all GSAs, both In Territory and Out of Territory, as soon as reasonably practicable after the date when such service or feature is first commercially offered by NewCo.

         (b) Subject to SECTION 11(B), NewCo shall extend to the Reseller the same or better rates and terms (including Local Calling Areas at the rates so offered) for its Wireless Services, including volume discounts, offered by it to any other reseller of Wireless Services. Subject to applicable regulatory rules, rates offered to NewCo's retail subscribers, including, but not limited to corporate subscribers for the use of their employees, may from time-to-time be less than the rates offered to the Reseller, if NewCo extends such lower rates in order to meet competition, to use excess capacity, or for other sound business reasons.

         (c) NewCo will provide to the Reseller marketing information, including sample coverage maps of geographic areas where each type of Wireless Services and New Service Offerings (defined below) is available, and samples of any pertinent informational material and other assistance to enable the Reseller to acquaint Authorized Users with such services. The Reseller may replicate such materials in whole or in part for its marketing efforts; provided, however, that such right to replicate shall not be deemed to expand the Reseller's right to use NewCo's Marks beyond the contemplation of SECTION 17. NewCo shall provide reasonable prior notice (in all events, of not less than sixty (60) days) to the Reseller of (i) any material changes in


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any type of Wireless Service of either a permanent or temporary nature and (ii)
any new type of Wireless Service not previously offered by NewCo ("NEW SERVICE OFFERINGS").

         (d) NewCo shall provide a designated contact person or persons to the Reseller for the Reseller's interface, but not for the use of the Reseller's Authorized Users. Nothing in this Agreement shall require NewCo to provide customer service or billing services to the Reseller's Authorized Users. The Reseller recognizes and agrees that NewCo will offer Wireless Service to the public directly and through agents, other resellers, and other distribution channels, subject to compliance with SECTION 17.

         (e) Operational procedures of NewCo with respect to Wireless Services shall be in accordance with the procedures in effect in the applicable Market immediately prior to the date hereof, subject only to (i) changes and improvements to such operational procedures that do not have an adverse effect on the Wireless Service or the performance by NewCo of its obligations hereunder or (ii) in the case of other changes, the prior written consent of the Reseller. Order processing procedures for the activation, deactivation, and modification of service features of the Reseller's Authorized Users in any Market shall be consistent with the procedures used by NewCo or its predecessor-in-interest with respect to the conduct of the Wireless Business in such Market immediately prior to the date of this Agreement, with such changes as are necessary to give effect to the transition of the Wireless Business from such predecessor-in-interest to NewCo, or as otherwise approved in writing by the Reseller and the Other Reseller. The parties shall cooperate to refine such processes so as to improve the efficiency of both parties.

         (f) NewCo shall establish and maintain procedures for accepting and responding to reports by the Reseller of trouble with any Wireless Service
(i) comparable or superior to those procedures available to NewCo's retail customers, and (ii) consistent with standards generally prevalent in the industry.

         (g) The Reseller shall have access to NewCo's remote customer activation systems as may be in use by NewCo from time to time in the various markets, as set forth in SECTION 10(D) hereof.

         (h) NewCo shall comply with all Applicable Laws in the performance of its obligations hereunder and in the provision of Wireless Services to the Reseller. NewCo shall be responsible for obtaining and maintaining all Permits necessary for such performance.

3.       ADDITIONAL PROVISIONS REGARDING RESALE.

         In addition to the other responsibilities of the Reseller as set forth in this Agreement, the Reseller and NewCo agree to the following:

         (a) If NewCo fails to maintain the requisite Permits, despite compliance with SECTION 2(A), to operate as Licensee with respect to any Wireless Service in any given Geographic Service Area, the Reseller agrees that this Agreement will cease as to such Wireless Service in the affected Geographic Service Area without penalty to either party. The Agreement shall remain in full force


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and effect for all other Wireless Services in such affected Geographic Service
Area, and for such affected Wireless Service in all other Geographic Service Areas within NewCo's Service Territory.

         (b) The Reseller will submit non-binding forecasts, by type of Wireless Service, on a quarterly basis to NewCo for planning purposes. The Reseller will have no liability in respect of any failure to use Wireless Services in the amounts specified in such forecasts.

         (c) The Reseller is responsible for all charges on lost or stolen Equipment of any of its Authorized Users, until Reseller reports the loss or theft of that Equipment to NewCo.

         (d) NewCo is not liable to the Reseller or its Authorized Users if changes in any of NewCo's facilities, operations, equipment, procedures or services render obsolete any equipment or software provided by the Reseller or Authorized Users, or require modification or alteration of such software or equipment, or otherwise affect the Reseller's performance, so long as NewCo has complied with its obligations hereunder.

         (e) The Reseller agrees to suspend or cancel the use of Wireless Services by any Authorized User that NewCo reasonably identifies as using such Wireless Services in an abusive or fraudulent manner.

         (f) In the event the Reseller ceases providing Wireless Services to its Authorized Users, the Reseller agrees it will cooperate with NewCo to contact these Authorized Users so that NewCo may continue to provide service to them, uninterrupted by the cessation of the Reseller's activities.

4.       AVAILABILITY OF THE WIRELESS SERVICE.

         (a) From the date hereof until the date, if any, on which any event described below occurs, the Reseller will be permitted to sell Wireless Services by resale only Out of Territory. Notwithstanding the foregoing, the Reseller shall be permitted to resell Wireless Services In Territory, as follows:

                  (i)      If the Reseller makes the election contemplated by
         Section 9.1 of the Agency Agreement to begin reselling to Package Subscribers, the Reseller will be permitted to resell the Wireless Services In Territory to Package Subscribers and may use NewCo Marks as described in SECTION 17 hereof.

                  (ii)     If the Reseller makes an election pursuant to Section
         9.2 of the Agency Agreement to begin reselling to specified National Accounts, the Reseller will be permitted to resell the Wireless Services to National Accounts wherever located, and may use NewCo Marks as described in SECTION 17 hereof.

                  (iii) If the Reseller terminates the Agency Agreement pursuant to Section 19.2 thereof, from and after the effective date of such termination, the Reseller may resell Wireless Services In Territory and competing Wireless Services in any Market at Reseller's sole discretion.


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         The exercise of one or more of the foregoing elections shall not affect the Reseller's right hereunder to resell Wireless Services Out of Territory, which right shall continue whether or not any such election is made. Nothing contained herein shall be construed to prohibit the Reseller from continuing to provide Wireless Services by resale to Package Subscribers In Region where such Package Subscribers elect to stop purchasing any other ILEC Services from the Reseller.

         (b) Subject to SECTION 4(A), each type of Wireless Service shall be available to the Reseller and its Authorized Users with Equipment equipped for such Wireless Service when within the range of the applicable Wireless System. The quality of the Wireless Service available to Authorized Users shall be at least equal to the quality of Wireless Service available to NewCo's retail subscribers. Features shall be available to Authorized Users (i) subject to
SECTION 2(A), as made available to NewCo's retail customers; (ii) as required by the FCC, (iii) as required to be provided pursuant to the terms hereof or (iv) as otherwise agreed by the parties. Service may be temporarily refused or limited because of system capacity limitations, is subject to transmission limitations caused by atmospheric and other natural or artificial conditions adversely affecting transmissions, and may be temporarily interrupted or curtailed due to equipment modifications, upgrades, relocations, repairs and similar activities necessary for the proper or improved operation of the Wireless Service, but under no circumstance will service be provided to the Reseller or any Authorized User be any worse than that provided by NewCo to its own customers.

         (c) The Reseller's Authorized Users of any Wireless Service shall receive the same roaming privileges as NewCo allows its own retail customers; provided that the price for such roaming service shall be determined in accordance with EXHIBIT A.

         (d) Under no circumstances will the Reseller have access to any switch functionality of NewCo's Wireless System, including but not limited to any triggers, billing feeds, or the interconnection of the Reseller's Home Location Register.

5.       LIMITATION OF LIABILITY.

         (a) The Reseller acknowledges that (i) occasional interruptions or irregularities in each type of Wireless Service may occur; (ii) any potential harm from interruptions or irregularities in Wireless Service is speculative in nature; (iii) NewCo can only offer Wireless Services at rates set without regard to the needs of any specific customer and cannot offer Wireless Service at rates which reflect its value to any specific customer; and (iv) NewCo assumes no responsibility other than that set forth in this Agreement. Accordingly, the Reseller agrees that any liability NewCo may have due to interruptions or irregularities in the Wireless Service shall not exceed the amount of the prorated charge (as defined below) to the Reseller for the period in which the interruption or irregularity occurred. NewCo's liability shall be discharged by credit to the Reseller's account of the prorated charge as set forth below. The above is in lieu of any other express or implied warranties including any warranties of merchantability or fitness for a particular purpose. In the absence of gross negligence or willful misconduct, NewCo's sole liability to the Reseller and its Authorized Users for loss or damages arising out of mistakes, omissions, interruptions, delays, errors or defects in the Wireless Service, its transmission, or failures or defects in facilities


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furnished by NewCo, occurring in the course of furnishing Wireless Service is a credit allowance, as described in Subsection (c) below, made, at the Reseller's written request, in the form of a pro rata adjustment of the fixed monthly charges billed to the Reseller as NewCo's full and complete liability.

         (b) Such credit allowance will be based upon the period of time in which such mistakes, omissions, interruptions, delays, errors or defects in the Wireless Service, its transmission, or failures or defects in facilities furnished by NewCo, existed. Any such interruption will be measured from the time it is reported to or detected by NewCo, whichever occurs first. An adjustment will be made in the event the Reseller or its Authorized User is affected by such interruption for a period of twenty-four (24) hours or more or for every three (3) interruptions per billing cycle of less than twenty-four
(24) hours which total twenty-four (24) hours or more. When an interruption exceeds twenty-four (24) hours, the length of the interruption will be measured in twenty-four (24) hour days. An additional fraction of a day consisting of less than twelve (12) hours will not be credited, and an additional period of twelve (12) hours or more will be considered an additional day.

         (c) The credit allowance will be computed by dividing the length of the Wireless Service interruption by a standard thirty (30) day month, and then multiplying the result by NewCo's fixed monthly charges for each interrupted Access Number. In no case will the credit exceed the fixed monthly charges. In the absence of gross negligence or willful misconduct, no other liability will attach to NewCo in consideration of such mistakes, omissions, interruptions, delays, errors or defects in the Wireless Service.

         (d) A credit allowance will not be given for mistakes, omissions, interruptions, delays, errors or defects caused by the negligence or willful misconduct of the Reseller or Authorized User or mistakes, omissions, interruptions, delays, errors or defects caused by failure of equipment or service not provided to the Reseller or its Authorized User by NewCo.

         (e) NewCo will in no event be liable for interruptions or delays in transmission, errors or defects in transmission, or failure to transmit, when caused by acts of God, fire, war, riots, Government authorities or other causes beyond either party's control, including, but not limited to, service interruptions.

         (f) The Reseller hereby agrees to indemnify, defend and hold NewCo harmless from and against any and all claims, demands, suits, judgments, causes of action, losses, expenses, fees (including reasonable attorneys' fees) and liability or damages (collectively, "CLAIMS") for libel, slander, or infringement of copyright from the material transmitted over its facilities by it or its Authorized Users; against Claims for infringement of patents arising from combining or using apparatus or systems of the Reseller or its Authorized Users with the facilities of NewCo; and against all other Claims arising directly out of any act or omission of the Reseller or its Authorized Users in connection with facilities or Wireless Service provided by NewCo. The indemnification provisions are applicable to the Reseller and its Authorized User(s) and the Reseller agrees to notify of and use its reasonable efforts to bind its Authorized User(s) to these indemnifications other than


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Authorized Users purchasing in a negotiated transaction, in which case the
Reseller agrees to use reasonable efforts to include such indemnification provisions in the contract for such transaction.

         (g) The Reseller shall include in the terms and conditions it has with Authorized Users a provision substantially as follows, but this provision shall not be interpreted to require the Reseller to have a written agreement with Authorized Users:

                  Unless caused by the sole negligence of the Reseller, Authorized User shall indemnify and hold the Reseller, its officers, employees, suppliers of service and agents harmless against any and all claims, demands, suits, judgments, causes of action, losses, expenses, fees (including reasonable attorneys' fees), and liability or damages for libel, slander or infringement of copyright from the material transmitted via the access telephone number, and against any and all other claims, demands, suits, judgments, causes of action, losses, expenses, fees (including reasonable attorneys' fees), liability, including without limitation for any personal injury or death, arising in any way directly or indirectly in connection with this agreement or the use or inability to use the access telephone number (whether caused in whole or in part by the negligence of suppliers of service). This indemnity shall survive the termination of this agreement.

         (h) NewCo is not liable for damages for any accident or injury occasioned by the use of any Wireless Service or the presence of any Equipment.

         (i) NewCo is not liable for any defacement or damage to the Reseller's or any Authorized User's motor vehicle or any other personal or real property resulting from the presence of any Equipment.

         (j) EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT WILL EITHER PARTY AND/OR ANY OF THEIR AFFILIATES, OTHER THAN NEWCO AND ITS AFFILIATES, BE LIABLE TO OR THROUGH THE OTHER PARTY FOR ANY OF THE FOLLOWING:

                  (i) Damages caused by the other party's and/or any of its Affiliates' failure to perform their obligations and responsibilities;

                  (ii) Claims or demands brought against the other party by third-parties other than those third-party claims in respect of which such party is expressly obligated to indemnify the other party pursuant to a provision of this Agreement; or

                  (iii) Any lost profits, loss of business, loss of use or interruptions of business, lost savings opportunities or other consequential, special, incidental, indirect, exemplary or punitive damages;


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arising from or in connection with the delivery, use, or performance of Wireless
Service governed by this Agreement.

         (k) NewCo agrees to indemnify, defend and hold the Reseller harmless from and against any and all Claims arising from, out of or in connection with:

                  (i) any Claims of infringement of any patent, copyright, trade secret, trademark, service mark or other intellectual property right alleged to have occurred because of any service, equipment or other resources provided by NewCo;

                  (ii) the inaccuracy or untruthfulness of any representation or warranty made by NewCo in this Agreement;

                  (iii) any amounts, including but not limited to taxes, interest and penalties assessed against the Reseller which are obligations of NewCo;

                  (iv) any Claims that are the result of NewCo's negligent or willful act or failure to act, including but not limited to Claims for bodily injury or damage to property;

                  (v) any Claims that are a result of NewCo's or its Affiliate's failure to comply with any Applicable Laws in the performance of its obligations under this Agreement; and

                  (vi) any Claims of an unaffiliated third party that is entitled to resell Wireless Services to its customers under the terms and conditions of this Agreement.

         (l) The Reseller agrees to indemnify, defend and hold NewCo harmless from and against any and all Claims arising from, out of or in connection with:

                  (i) any Claims of infringement of any patent, copyright, trade secret, trademark, service mark or other intellectual property right alleged to have occurred because of any service, equipment or other resources provided by the Reseller (other than Claims for which any of the Reseller and its Authorized Users is indemnified pursuant to
         SECTION 5(K));

                  (ii) the inaccuracy or untruthfulness of any representation or warranty made by the Reseller in this Agreement;

                  (iii) any amounts, including but not limited to taxes, interest and penalties, assessed against NewCo which are obligations of the Reseller;

                  (iv) any Claims that are the result of the Reseller's or its Authorized User's negligent or willful act or failure to act, including but not limited to claims for bodily injury or damaged property; and

                  (v) any Claims that are the result of the Reseller's or its Affiliate's failure to comply with any applicable laws, regulations or orders in the performance of its obligations under this Agreement.

         (m) All indemnities under in this Agreement shall include indemnification of the indemnified party's Affiliates, and their respective directors, officers, employees, agents, customers (including in the case of the Reseller, its Authorized Users), successors and assignees and their heirs, legal representatives, and assigns. The indemnification shall be for all Claims arising out of the specific event referred to in this Agreement which is covered by the indemnification, including all costs reasonably incurred in the defense of any claim, including without limitation reasonable accountants', attorneys' (including allocated in-house expense), and expert witness fees, cost of investigation and proof of facts, court costs, and other reasonable litigation expenses including, but not limited to, travel and living expenses. Written notice of Claims shall be forwarded promptly by the indemnified party to the indemnitor and there shall be no settlement of the Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. The indemnified party shall have the right to participate in the defense of any such claim in which it is named as an defendant at its own cost and expense. The indemnification obligations under the Agreement shall survive and continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. Provisions for indemnification in this Agreement are not in lieu of and do not supplant any insurance coverage required in the Agreement, and are not intended to act as insurance.

         (n) Notwithstanding anything herein to the contrary, neither party shall owe the other party any indemnity obligation in respect of the other party's intentional acts, negligence or willful misconduct. Intentional acts shall be those actions intentionally undertaken and intended to cause the consequences for which indemnity is sought.

THE LIABILITY OF NEWCO IN CONNECTION WITH THE PROVISION OF WIRELESS SERVICE BY NEWCO IS SUBJECT TO THE FOREGOING LIMITATIONS AND NEWCO MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE PROVISION OF SUCH WIRELESS SERVICE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

6.       BILLING PROCEDURES.

         (a) NewCo shall provide the Reseller, at no additional charge to the Reseller, complete billing and call detail for all charges incurred for each Access Number at least once per calendar month, with the billing date to be the same for that Access Number each successive month, subject to change on at least sixty (60) days notice from NewCo to the Reseller. NewCo may, at its sole discretion, provide such invoices on a Market by Market basis. NewCo and the Reseller shall cooperate with each other to develop a billing format compatible with the Reseller's requirements and audit procedures, provided that in no event shall NewCo be obligated to develop a billing format that is not technically compatible with NewCo's own billing systems or that is otherwise not technically feasible. NewCo will use reasonable efforts to have all Access Numbers of the Reseller assigned to a single cycle, but any Access Number may be assigned to any cycle; provided, however, that NewCo shall not unreasonably require multiple billing cycles for the Reseller. NewCo shall use reasonable efforts to make its billing data reasonably satisfactory to the Reseller. The Reseller and NewCo agree to jointly develop a process to ensure that billing information is exchanged in a timely manner.

         (b) NewCo may establish a system such that NewCo will provide reasonable billing detail electronically in as many intervals a month as are reasonably adequate for the Reseller to rebill its end users.

         (c) NewCo shall provide to the Reseller or its designated billing agent free of charge, accurate magnetic billing tapes or other medium of data retention for all Wireless Service provided pursuant to this Agreement. The magnetic tapes provided by NewCo will include complete billing detail compiled using standard industry protocols (e.g., the MABEL format). NewCo shall provide such tapes within five (5) working days after each billing cutoff date. Each container within which the magnetic billing tapes are shipped shall be labeled with the Reseller's name, NewCo's name, the name of the Reseller's billing agent, if any, the billing period to which the tape pertains, and the number of records on the tape. It is understood and agreed that the data related to billing may be transmitted, with the Reseller's written consent, by means other than magnetic tape, such as by optical disk or by way of wired networks from one computer to another. The substitution of another form of transmission shall not affect the transmission, compliance with standard protocols, timeliness of notice regarding defects and identification of the data by reasonable "labeling."

         (d) In the event that NewCo desires to make any material change to the billing format from that in use on the date hereof, if practicable, NewCo shall first give the Reseller not less than ninety (90) days' prior written notice of such change, which change shall be effective unless the Reseller notifies NewCo of its objection to such change within sixty (60) days after NewCo first notified the Reseller of the change. Any dispute as to any such change will be resolved pursuant to SECTION 30. Upon the effectiveness of any such change, NewCo shall provide to the Reseller the new format and a description of the information reasonably necessary to allow the Reseller to read and otherwise use the billing information for billing of Reseller's Authorized Users.

         (e) When NewCo is notified that, due to its error or omission, incomplete or incorrect data has been provided to the Reseller, NewCo shall use its best efforts to locate and/or recover the data and provide new magnetic tapes to the Reseller at no additional charge. Such request to recover the data must be made within sixty (60) days from the date the tape was received by the Reseller. Upon receipt of such request NewCo shall use its reasonable best efforts to send new magnetic tapes to the Reseller by overnight courier service within five (5) days of such request.

         (f) Except for the remedies set forth above, neither NewCo nor its agents shall be liable to the Reseller for any claim for relief, including but not limited to damages of any kind, attributable to any acts or omissions in the performance of recording/billing service, in the absence of gross negligence or willful misconduct.

7. USE OF WIRELESS SERVICES. Wireless Service is furnished for use by the Reseller for any lawful purpose, including resale subject to the terms hereof. Subject to SECTION 4(A), the Reseller may resell Wireless Service purchased hereunder to any Authorized User, wherever located, separately or in Packages; provided, however, that the Reseller may not sell Wireless Services for the purpose of subresale (other than to any Controlled Subsidiaries identified in the signature pages hereto or that have undertaken to be bound by the terms and conditions hereof pursuant to SECTION 20(A)). An Access Number may be associated with only one unit of Equipment, unless NewCo offers such service and the Reseller subscribes to such Wireless Service. Orders, including those which involve the start, a change or the discontinuance of Wireless Service, will be accepted by NewCo only from the Reseller and not from an Authorized User.

8. DISCONNECTION AND TERMINATION OF WIRELESS SERVICE TO AUTHORIZED USERS FOR CAUSE.

         (a) Upon non-payment of any sum due NewCo in respect of any Access Number, or the fraudulent or other misuse of the Wireless Services by an Authorized User as described in SECTIONS 8(A) THROUGH 8(C), NewCo may, by notice to the Reseller in writing, without incurring any liability to the Reseller or any of its other Authorized Users, either temporarily discontinue or permanently terminate the furnishing of Wireless Service to such Access Number or Authorized User, at NewCo's sole but reasonable discretion, either in part or in whole. NewCo shall notify the Reseller of any such termination, but shall not be required to give notice of any such termination to any Authorized User. NewCo shall not be liable to any Authorized User for any damages resulting from interruption of Wireless Service as a result of temporary disconnection or permanent termination of Wireless Service to the Reseller.

         (b) Where any Authorized User's Equipment is used with facilities provided by NewCo in violation of any material provisions herein, NewCo will notify the Reseller and take such action as is necessary for the protection of its facilities or the Wireless Service to its customers. The Reseller shall notify the Authorized User to discontinue such use of the Equipment or correct the violation immediately and the Reseller shall confirm in writing to NewCo within five (5) days (following NewCo's giving written notice) that such notice has been provided. Failure of the Authorized User to discontinue such use or to correct the violation or of the Reseller to give the required written confirmation to NewCo within the time stated above shall result in disconnection of the applicable Wireless Service to the Authorized User without any credit allowance as provided in SECTION 5 hereof, until such time as the Reseller and such Authorized User complies with the provisions hereof.

         (c) Wireless Service to any Authorized User may be refused, discontinued or terminated without notice in the event the Wireless Service is used by such Authorized User in such a manner that is in violation of a relevant rule or regulation established by a Governmental Authority or that will imminently and significantly impair NewCo's Wireless Service to any of its other customers or if it is determined that such Authorized User's Equipment significantly impairs

NewCo's provision of Wireless Service to any of its other customers. NewCo shall provide prompt notice to the Reseller in the event of any such interruption.

9.       EQUIPMENT OF AUTHORIZED USERS.

         (a) NewCo is not responsible for the sale to Authorized Users, installation, programming, operation, quality of transmission or maintenance of any Equipment of the Reseller or any Authorized User.

         (b) The Reseller or its Authorized User must provide and maintain all Equipment and ensure that it is technically and operationally compatible with the Wireless Systems and in compliance with applicable Federal Communications Commission rules and regulations.

         (c) All Equipment sold by the Reseller to Authorized Users shall be capable of providing digital Wireless Services.

10.      ACCESS NUMBERS.

         (a) The Reseller may order Access Numbers in such amounts and as frequently as may be reasonably required by the Reseller. If requested by the Reseller, NewCo shall reserve full NXX blocks for the Reseller subject to availability. If NewCo is unable to obtain an entire NXX for the Reseller, then NewCo and the Reseller agree to cooperate to seek an alternative solution utilizing smaller blocks of numbers. Subject to the availability of Access Numbers from the number administrator, Access Numbers shall be supplied to the Reseller within twenty-four (24) hours of NewCo's receipt of the order therefor. NewCo shall process requests for Access Numbers from all resellers including customers who are owned or controlled by NewCo or an Affiliate of NewCo, in the sequence in which the orders for additional Access Numbers are placed, provided that such standards do not discriminate against the Reseller vis-a-vis any of NewCo's other customers (including without limitation the Other Reseller). If Access Numbers or NXXs are unavailable, NewCo shall follow generally accepted industry standards and/or regulatory requirements, if any, in responding to the shortage of Access Numbers, provided, however, that in no event shall NewCo discriminate against the Reseller vis-a-vis any of NewCo's other customers (including without limitation the Other Reseller). If NewCo has assigned an entire NXX to the Reseller and NewCo is unable to obtain additional numbers for the use of NewCo, its Authorized Users or other resellers, the Reseller agrees to return to NewCo numbers in 1,000 blocks, which are not then being utilized by the Reseller or its Subsidiaries.

         (b) Neither the Reseller nor any Authorized Users shall have any proprietary right in the Access Numbers provided to them by NewCo. NewCo reserves the right to assign, designate or change such Access Numbers when, due to an order of an appropriate administrative body or as a result of good faith negotiations by NewCo with the code administrator, such assignment, designation or change is reasonable or necessary in the conduct of its business. NewCo may also request the Reseller to change Access Numbers for other business reasons, subject to paragraph (e) below. NewCo agrees to provide the Reseller with at least sixty (60) days' prior written notice of any intended change in Access Numbers, except as otherwise required or as is necessary to implement changes mandated by any Governmental Authority. The Reseller shall not retain the Access Numbers provided by NewCo for use with services provided by any other wireless carrier unless and until number portability is mandated. The Reseller shall not be entitled to order additional Access Numbers at any time that its inventory of inactive Access Numbers in any relevant area exceeds twenty percent (20%) of the Reseller's then active Access Numbers.

         (c) Subject to availability, NewCo will use its reasonable efforts to make Access Numbers requested by the Reseller available by NewCo within twenty-four (24) hours from receipt by NewCo, in a form reasonably prescribed by NewCo, of an order therefor. The order shall be in writing or, if given orally, shall be subsequently confirmed in writing. NewCo will activate Access Numbers within the same time period that NewCo activates its retail subscribers based on the activation procedures utilized. NewCo will deactivate the Resellers' Authorized Users within two (2) hours of a request by the Reseller for such deactivation. The Reseller agrees that it will not transfer to or otherwise authorize any Person other than NewCo or the Reseller's Authorized Users, the right to utilize any number or NXX.

         (d) Where NewCo or Licensee makes a remote access procedure available to resellers, the Reseller (i) shall bear all costs reasonably associated with utilizing such remote access capability and (ii) shall order Access Numbers, and activate, modify or terminate Wireless Service to Authorized Users utilizing such procedure. In the event that the remote access system is temporarily unavailable to the Reseller, NewCo will perform these activities for the Reseller in a non-discriminatory manner as set forth in paragraph (a) above.

         (e) NewCo shall use its reasonable efforts to keep Access Number changes to a minimum. NewCo agrees to implement such changes on a non-discriminatory basis vis-a-vis NewCo's other customers or retail subscribers. NewCo or the Licensee shall provide the Reseller written notice of the intended change. If the Reseller consents to a discretionary number change (i.e., a number change not mandated by the FCC or other number administrator), NewCo shall compensate the Reseller for the Reseller's reasonable programming and other costs incurred by it in making such changes.

11.      RATES AND CHARGES.

         (a) The price for each type of Wireless Services purchased by the Reseller shall be determined in accordance with the terms of EXHIBIT A. The method for calculating rates and charges, whether the initial rates and charges or subsequent rates and charges set from time to time, for each type of Wireless Service pursuant to EXHIBIT A may not be modified during the term of this Agreement without the Reseller's written consent. Each of NewCo and the Reseller acknowledge that the prices set out on EXHIBIT A have been established taking into consideration a number of factors including, but not limited to, (i) the fact that NewCo has been the recipient of the contribution of various Wireless Licenses and Wireless Systems from the Reseller or its Affiliates, (ii) NewCo has been accorded the opportunity to be the agent for various Affiliates of the Reseller in accordance with the terms of the LLC Agreement between Silver and Brass, (iii) NewCo will benefit from the ability to jointly brand its offerings with those of the Affiliates of the Reseller in accordance with the terms of the Agency Agreements established between NewCo and such

Affiliates and (iv) the commitment of Silver and Brass, contained in, and constituting a part of the consideration for, the LLC Agreement that, until and unless certain circumstances occur, the Affiliates of Silver and Brass will exclusively market the Wireless Services of NewCo under the terms of each of the Agency Agreement and the Reseller Agreements contemplated by the LLC Agreement.

         (b) Subject to SECTION 11(C) and notwithstanding any other provision of this Agreement to the contrary, the prices charged by NewCo to the Reseller, and the methods applied to calculate rates and charges, shall, subject to the other terms of this Agreement, be identical to the prices charged and methods applied in the Other Reseller Agreement. At all times, the terms for any prices under this Agreement and the Other Reseller Agreement (a "PRICING TERM") shall be co-terminous. Subject to SECTION 11(C), if at any time during the term of this Agreement, the prices in effect hereunder for any Wireless Services, or the methods applied to calculate rates and charges hereunder, differ from the prices in effect under the Other Reseller Agreement, or the methods applied to calculate rates and charges thereunder, the Reseller may, by written notice to NewCo, elect to have the prices and methods then in force under the Other Reseller Agreement apply under this Agreement. NewCo will promptly notify the Reseller in writing if the prices or methods applicable under this Agreement differ from the prices or methods applicable under the Other Reseller Agreement.

         (c) Notwithstanding the provisions of SECTION 11(B), if one of the Resellers and the Other Reseller (a "CONTRACTING RESELLER") enters into an agreement with NewCo as to any price at the expiration of a Pricing Term, and the other (an "ARBITRATING RESELLER") does not reach agreement with NewCo and instead engages in an arbitration under SECTION 30(E) of this Agreement or the corresponding provision of the Other Reseller Agreement, then the pricing set forth in the agreement between NewCo and the Contracting Reseller shall not be available to the Arbitrating Reseller, and the pricing determined in such arbitration shall not be available to the Contracting Reseller.

12. RELATIONSHIP ESTABLISHED. The Reseller's relationship to NewCo under this Agreement shall be that of a purchaser of the applicable Wireless Service. Neither party hereto shall be deemed to be the agent of the other under this Agreement and neither party shall have authority or power to bind, contract or negotiate in the name of or to incur any debt or other obligation on behalf of or create any liability against the other party except in the manner and to the extent agreed to in writing. Persons retained by a party hereto as employees or agents shall not be deemed to be employees or agents of the other party because of the relationship established hereunder.

13.      [RESERVED].

14.      PAYMENT OF CHARGES.

         (a) The Reseller shall be invoiced for charges for Wireless Service within fifteen (15) days after the Reseller or the Reseller's designated billing agent has received the applicable magnetic billing tape substantially complete and correct in content as referenced in SECTION 6(B). The Reseller is responsible for payment of all charges for Wireless Service furnished to it or its

Authorized Users, including, but not limited to, all calls originated by or completed to the Reseller's or its Authorized Users' Equipment, as well as any other charges billed to the Access Numbers issued for the Reseller's use by NewCo. Bills are payable by the payment due date indicated on the monthly bill, which shall be no less than thirty (30) days after mailing.

         (b) A late payment charge will be applied to any account where payment is not received prior to the date of the next bill. The late payment charge will be the lesser of one (1%) percent per month and the highest monthly rate allowed by law applied to the prior balance only, and will be included in the total amount due on the current bill.

         (c) In the event the Reseller disputes part of a monthly invoice, it shall notify NewCo in writing and submit the appropriate documentation justifying such dispute to NewCo as soon as practicable, but no later than thirty (30) days after the invoice due date. Notwithstanding the Reseller's request for reconciliation, the Reseller shall be required to pay such billing in full. The parties shall use their best efforts to resolve all such billing disputes, and NewCo shall promptly refund any amount due upon dispute resolution. Notwithstanding the foregoing, should a recurring calculation error, including, for example, misapplication of rates, taxes or called timing conventions, be discovered in the Reseller's billing, the Reseller may request a reconciliation of such calculation errors for all billing during the twenty-four
(24) month period proceeding the date of such request.

         (d) The Reseller shall not be liable for charges related to Home Service for which NewCo has failed to provide data pursuant to this Agreement within sixty (60) days from the date such Wireless Service was used.

         (e) Invoices shall show, for each Market, the number of MOUs and associated charges, the total access charges, and the total amount due. The above billing information may also be provided on a diskette or by other electronic means.

         (f) Except where the Reseller provides to NewCo a valid Certificate of Resale or such other documentation as would release NewCo from any liability, levy, or duty, there shall be added to any charges due from the Reseller an amount equal to any duty, fee, surcharge, levy or tax, including but not limited to Universal Service Fund assessment ("USF CHARGES"), but only to the extent such USF Charge is not levied directly on the Reseller, sales, gross receipts, excise, utility, and use taxes, fees or surcharges, imposed by any local, federal or state government or governmental agency with respect to the Reseller, the Wireless Service or transactions contemplated by this Agreement, excepting taxes on the income of NewCo.

15.      OTHER CARRIER CHARGES.

         (a) The Reseller is responsible for paying all toll charges resulting from the origination of calls to points outside of the applicable Local Service Area (as defined in EXHIBIT A) from which the call originates and all other charges or calls billed to the Reseller's Access Numbers, including, without limitation, any charges or calls billed (at the rate charged to NewCo by the wireless service provider) to the Reseller's Access Numbers resulting from a provision of Cellular Service or PCS

Service to Roamers regardless of whether the Reseller's Authorized Users made such calls. NewCo shall provide the Reseller with roaming charges within sixty
(60) days of receipt. The Reseller will have the right to provide directly or through a vendor chosen by the Reseller (the "RESELLER IXC"), long distance services to the Reseller's Authorized Users, provided that the Reseller IXC has facilities connected, directly or indirectly, to NewCo's switch, and provided further that if, at the Reseller's request, NewCo provides such long distance service, the charges therefor shall be determined in accordance with EXHIBIT A.

         (b) At the request of the Reseller, NewCo will, to the extent it provides such service directly, provide local directory assistance at its then-current rates. If NewCo contracts with third parties for local directory assistance services in any GSA, NewCo shall use its reasonable best efforts to ensure that the Reseller shall have access to such third party provider under the same terms and conditions as NewCo.

16.      FRAUD.

         (a) The Reseller shall be liable for all Roamer Fraud billed to Access Numbers assigned to the Reseller. NewCo shall credit the Reseller with credits received by NewCo from other Wireless Service providers for Roamer Fraud billed to Access Numbers assigned to the Reseller.

         (b) NewCo shall be liable for all Home Fraud respecting an Access Number assigned to the Reseller until twenty-four (24) hours after the Reseller has received notice from its Authorized User, NewCo or any other reliable source that Home Fraud may have occurred or may be occurring with respect to such Access Number. At that time the Reseller shall become liable for such Home Fraud, unless deactivation is requested prior to the expiration of such twenty-four (24) hour period. In any event the Reseller shall cease to be liable for any Home Fraud respecting such Access Number thirty (30) minutes after the Reseller has requested that NewCo deactivate such Access Number.

         (c) The Reseller shall be liable for all activation fraud for Access Numbers assigned to the Reseller.

         (d) NewCo shall employ on the Reseller's behalf fraud detection efforts that are the same as or better than those NewCo employs for NewCo's other customers, and shall promptly notify the Reseller of any fraud or suspected fraud.

         (e) NewCo shall have no liability to the Reseller for uncollectible Interexchange Wireless Service incurred with respect to Access Numbers assigned to the Reseller.

17.      MARKS.

         (a) Except as described in this SECTION 17(A), this Agreement confers on the Reseller no right to use any NewCo Marks. The Reseller shall have the right to use NewCo Marks in connection with the resale of Wireless Services In Region to Package Subscribers and National Accounts (to the extent such resale is permitted hereunder) only in accordance with and to the extent permitted by Article XIII of the Agency Agreement. Under no circumstances will the Reseller be entitled to use the NewCo Marks (i) in connection with the resale of Wireless Services Out of Territory (other than to National Accounts as to which an election to resell has been made pursuant to Section 9.2 of the Agency Agreement) or (ii) after the Reseller terminates the Agency Agreement pursuant to SECTION 19.2 thereof.

         (b)      This Agreement confers on NewCo no rights to use any Reseller
Marks.

         (c) Each party acknowledges that the other party would suffer irreparable damage in the event of any material breach of the provisions of this
SECTION 17. Accordingly, in such event, the party would be entitled to obtain preliminary and final injunctive relief, as well as any other applicable remedies at law or in equity against the other party's breach or threatened breach of this SECTION 17.

18.      TERM OF AGREEMENT.

         (a) This Agreement shall become effective on the date hereof, and shall continue in effect for a term of fifty (50) years (the "Term"), unless sooner terminated as herein provided.

         (b) The Reseller's obligation to pay all outstanding charges incurred during the Term shall survive the expiration or termination of this Agreement.

         (c) In the event of any change in Applicable Law that, in the written opinion of NewCo's outside regulatory counsel addressed to NewCo and the Reseller, in form and substance reasonably acceptable to the Reseller, prevents NewCo from providing any type of Wireless Service, has a material adverse affect on NewCo's ability to provide any type of Wireless Service, or has a material adverse affect on the Reseller's authority to purchase any type of Wireless Service, then either party may, upon sixty (60) days' written notice to the other, terminate this Agreement in respect of such type of Wireless Service; provided, that if such change affects less than all the applicable Geographic Service Areas, such termination right will be limited to affected Geographic Service Areas.

         (d) In the event NewCo or an Affiliate of NewCo transfers control of any License held by NewCo or any such Affiliate to a Person that is not NewCo or its Affiliate, NewCo shall have no further obligation under this Agreement in respect of the particular type of Wireless Service in the Geographic Service Area covered by such License, but NewCo shall not transfer or agree to transfer any License unless the transferee of the License agrees to be bound by the terms of this Agreement for the then remaining term of this Agreement. Any purported transfer of any License or obligation under this Agreement by NewCo or any Affiliate to a transferee other than in compliance with the preceding sentence shall be void.

19.      TERMINATION.

         (a) A party may terminate this Agreement in the event that the other party, pursuant to or within the meaning of a Bankruptcy Law:

                  (i)      commences a voluntary case or proceeding,

                  (ii) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding against it,

                  (iii) consents to the filing of a petition or to the appointment of or taking possession by a Custodian (as defined below) of it or for all or any substantial part of its property,

                  (iv) makes or consents to the making of a general assignment for the benefit of its creditors,

                  (v) for the purposes of any Applicable Law is unable to pay or admits in writing that it is not able to pay, its debts as they become due, or

                  (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (A) is for relief against the other party in a involuntary case or proceeding;

                           (B) appoints a Custodian of the other party or for all or any substantial part of the property of such party or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any of the foregoing; or

                           (C) orders the winding up or liquidation of the other party, or adjudges any of them a bankrupt or insolvent;

         and any such order or decree remains unstayed and in effect for 60 consecutive days or any such case or proceeding or the appointment of any Custodian is not dismissed within 60 days.

         The term "CUSTODIAN" means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         (b)      NewCo may terminate this Agreement, in the event that the

Reseller:

                  (i) fails to pay any material amount due hereunder within ten (10) days after NewCo gives the Reseller written notice of such failure; or

                  (ii) materially breaches any other obligation hereunder, provided that, if such breach is reasonably capable of being cured, the Reseller fails to cure such breach within sixty (60) days after written notice from NewCo describing the nature of such breach in reasonable detail.

         (c) The Reseller may terminate this Agreement, in the event NewCo materially breaches any obligation hereunder, provided that, if such breach is reasonably capable of being cured, NewCo fails to cure such breach within sixty
(60) days after written notice from the Reseller describing the nature of such breach in reasonable detail.

20.      RIGHTS OF CONTROLLED SUBSIDIARIES; ASSIGNMENT.

         (a) Controlled Subsidiaries of the Reseller will have the right to purchase and resell all Wireless Services hereunder as either a subreseller or , subject to SECTION 20(B), as an assignee of the Reseller, provided in either case that any such Controlled Subsidiary (i) is identified in the signature pages hereto or subsequently undertakes in writing to be bound by the terms and conditions of this Agreement with respect to such purchases, (ii) shall be primarily responsible for the performance of the Reseller's obligations hereunder to the extent relating to such purchases, and (iii) such rights shall terminate and, to the extent necessary, be deemed automatically reassigned to the Reseller should such subreseller or assignee cease at any time to be a Controlled Subsidiary of the Reseller. Under all circumstances, the Reseller shall remain liable for the performance by any Controlled Subsidiary hereunder, whether as a subreseller or assignee. Except as provided in this SECTION 20(A), no assignment shall be permitted or effective without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. MOUs purchased (x) hereunder by the Reseller and any such Controlled Subsidiaries, and (y) which have been sold by the Reseller or any such Controlled Subsidiary as NewCo's agent pursuant to the Agency Agreement, shall be aggregated together in determining whether any MOU commitments and volumes contained herein or otherwise applicable to the pricing hereunder have been satisfied.

         (b) The terms and conditions applicable to resale by any Controlled Subsidiary that has become an assignee hereof shall be identical at all times to those set forth herein and may not be modified, amended or waived, except with the prior written consent of the Reseller.

         (c) The Reseller acknowledges and agrees that in many cases Affiliates of NewCo hold the Licenses and own and operate the Wireless Systems required to provide Wireless Services hereunder and perform the other obligations of NewCo hereunder. NewCo hereby delegates its obligations hereunder to such Affiliates, and each such Affiliate shall execute an acknowledgment in form and substance reasonably satisfactory to the Reseller, setting forth its assumption of NewCo's obligations hereunder to the extent required to perform such obligations; provided that NewCo shall remain primarily responsible for the performance of such obligations and no such delegation or assumption shall relieve NewCo from any of its obligations hereunder.

21. WAIVER. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other right, power or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

22. ENTIRE AGREEMENT. This Agreement, including the attached Exhibit, together with the Contribution Agreement and the other Ancillary Agreements (as defined in the Contribution Agreement), supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties with respect to the matters covered hereby. In the event of any conflict between the provisions of this Agreement and the provisions contained in any contract, service order or other document used by NewCo, the provisions of this Agreement shall control. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of NewCo (on behalf of itself and its Affiliates) and the Reseller (on behalf of itself and any Controlled Subsidiaries identified in the signature pages hereto or that have undertaken to be bound by the terms and conditions hereof pursuant to SECTION 20(A) AND (B).

23. HEADINGS. The headings set out in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement and shall not affect the meaning or construction of any of the provisions hereof.

24. NOTICES. Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be delivered: (i) personally; (ii) by registered or certified mail, return receipt requested; (iii) by a nationally recognized overnight courier service (such as Federal Express) having a record of receipt; or (iv) by facsimile, with a confirming copy sent contemporaneously by one of the other three methods described in this sentence. Notices shall be addressed as follows:

         (a)      If to the Reseller:

                           BellSouth Telecommunications, Inc.
                           675 West Peachtree Street
                           Suite 4300
                           Atlanta, Georgia  30375
                           Attention:  General Counsel
                           Facsimile:  (404) 614-5054

         (b)      If to NewCo:

                           Alloy LLC
                           1100 Peachtree Street
                           Suite 1000
                           Atlanta, Georgia 30309
                           Attention:  General Counsel
                           Facsimile:  404-249-4488
                  with a copy to:

                           SBC Communications Inc.
                           175 E. Houston
                           San Antonio, TX 78205
                           Attention:  Senior Executive Vice President and
                                       General Counsel
                           Facsimile:  (210) 351-2298

                  and

                           BellSouth Corporation
                           1155 Peachtree Street
                           Suite 2000
                           Atlanta, Georgia  30309
                           Attention:  General Counsel
                           Facsimile:  (404) 249-5948

to the other parties hereto in the manner set forth above. All notices shall be effective on receipt.

25. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid by court order or by any regulatory agency, or if the parties determine in good faith that this Agreement or a provision of this Agreement is inconsistent with, or contradictory to, an FCC rule, regulation or order or any other laws, rules, regulations or court orders, this Agreement or that provision of this Agreement may be terminated. If a provision of the Agreement is so terminated and the parties can legally, commercially and practicably continue this Agreement without the terminated provision, the remainder of this Agreement shall continue in full force and effect, otherwise this Agreement shall terminate upon the effective date of the termination of the provision.

26. FORCE MAJEURE. Each party's performance under this Agreement, but neither NewCo's obligation to provide appropriate credits nor the Reseller's obligations to make payments hereunder in a timely fashion, shall be excused if such non-performance is due to circumstances beyond the party's reasonable control, including labor difficulties, governmental orders, equipment failure, inability or delay in securing equipment, civil commotion, acts of nature, weather disturbances or adverse weather conditions.

27. GOVERNING LAW. This Agreement is made and delivered in and shall be governed by, construed and enforced in accordance with the laws of the State of New York (without regard to conflicts of law).

28. COMPLIANCE WITH LAW. NewCo will, and will cause each of its Affiliates to, comply with all Applicable Laws and will obtain and maintain, and will cause each of its Affiliates to obtain and maintain, all Permits necessary to the ownership of their respective properties or to the conduct of their respective Wireless Businesses.

29.      PROPRIETARY INFORMATION; CONFIDENTIALITY.

         (a) The Reseller may transmit to NewCo and NewCo may receive from the Reseller, certain Confidential Proprietary Information of Reseller relating to the Reseller's Wireless Service accounts, marketing techniques, forecasts, or business. NewCo may transmit to the Reseller, and the Reseller may receive from NewCo certain Confidential Proprietary Information of NewCo relating to NewCo's service, facilities, equipment or business. For purposes of this paragraph, Confidential Proprietary Information shall be defined as any information and documentation marked or labeled as "Confidential" or "Proprietary" (or similar legend) and any oral information confirmed in writing within fifteen (15) days after disclosure as "Confidential" or "Proprietary" (or similar legend) by the disclosing party, including, without limitation, revenue reports, names and Authorized User billing and usage information, and shall also include the terms and conditions of this Agreement. The term "confidential" herein is meant to include both "confidential information" and "trade secrets" under New York law and the use of a confidential legend shall not be construed to be determinative of the status of any information as "confidential information" or a "trade secret".

         (b) The receiving party shall maintain the confidentiality of the disclosing party's Confidential Proprietary Information furnished in oral, visual, written, and/or other tangible form and shall not disclose such information to any third party, except as authorized by the disclosing party in writing. To the extent possible, each party further agrees to keep confidential the terms of this Agreement.

         (c) The receiving party agrees to restrict disclosure of the disclosing party's Confidential Proprietary Information to its employees, agents, attorneys, and representatives who have a "need to know". The receiving party agrees that such Information shall be handled with the same degree of care which the receiving party applies to its own similar confidential information (but in no event less than reasonable care).

         (d) The receiving party agrees to take precautions necessary and appropriate to guard the confidentiality of the disclosing party's Confidential Proprietary Information including informing its employees, agents, attorneys, and representatives who handle such Information that it is confidential and not to be disclosed to any third party, except as authorized by the disclosing party in writing.

         (e) The receiving party agrees that the disclosing party's Confidential Proprietary Information is and shall at all times remain the property of the disclosing party. No use of such Information is permitted except as otherwise provided herein and no grant under any of the disclosing party's intellectual property rights is hereby given or intended including any license implied or otherwise.

         (f) The receiving party agrees to use the disclosing party's Confidential Proprietary Information only for purposes of fulfilling its obligations under this Agreement.

         (g) The parties agree to exclude from the provision of this Agreement and the obligations of confidentiality: Information which the receiving party already had in its possession without confidential limitation at the time of disclosure by the disclosing party; information which is independently developed by the receiving party without breach of this Agreement; information known or that becomes known to the general public without breach of the Agreement by the receiving party; and information that is received rightfully without confidential limitation by the receiving party from a third party; and information that is disclosed pursuant to lawful process or applicable regulatory authority.

         (h) Upon termination of this Agreement, all Confidential Proprietary Information transmitted to the receiving party by the disclosing party in record bearing media or other tangible form, and any copies thereof made by the receiving party shall be, at the disclosing party's written request, destroyed or returned to the disclosing party, except that the receiving party shall be entitled to retain a secure copy of the disclosing party's confidential Proprietary Information for archival purposes only. The receiving party's obligations under this Agreement to keep confidential and restrict use of the disclosing party's Confidential Proprietary Information shall survive such completion or termination of this Agreement for a period of three (3) years, provided, however, that such obligation shall continue indefinitely as to any information constituting a trade secret under applicable law.

30.      DISPUTE RESOLUTION.

         (a) Any dispute between the parties to this Agreement with respect to the execution, interpretation, performance or non-performance of any provision of this Agreement shall be resolved solely as specified in this
SECTION 30.

                  (i) Upon the written request of any party to such a dispute, each of the parties will appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet with the purpose of endeavoring to resolve such dispute.

                  (ii) The designated representatives shall meet as often as necessary during a thirty (30) day period (or such other time as the parties to such dispute may agree) to gather and furnish to the other all information with respect to the matter in issue which is appropriate and germane to its resolution.

                  (iii) Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal arbitration proceeding relating thereto.

                  (iv) The specific format for such discussions will be left to the discretion of the designated representatives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party to such dispute.

         (b) If the designated representatives cannot resolve the dispute within the time period allowed under SECTION 30(A), then the dispute shall be referred to the Chief Executive Officer of the Reseller and the Other Reseller (the "CEOS"), for their review and resolution. If the CEOs are unable to resolve such dispute, then the parties will continue to operate under this Agreement as in effect prior to such dispute, provided that if the dispute relates to the adjustment of charges pursuant to Section 10 of EXHIBIT A hereto, the provisions of SECTION 30(E) shall apply.

         (c) Prior to filing or referring any matter to a court of law or equity, the parties agree to provide the other parties at least ten business days' notice of the intention to so refer a matter, provided that the foregoing shall not apply to any request for a preliminary injunction or temporary restraining order.

         (d) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, MAILING OR PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 24 OR IN SUCH OTHER MANNER AS MAY BE VALID AND SUFFICIENT SERVICE THEREOF.

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER

VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 30(D).

         (e) Any dispute with respect to any adjustment of charges pursuant to Section 10 of EXHIBIT A hereto that is not resolved pursuant to SECTION 30(A) or (B) shall be resolved solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "RULES") and this
SECTION 30(E):

                  (i)      Prior to initiating any arbitration pursuant to this
         SECTION 30(E), the party or parties desiring to initiate such proceedings (the "INITIATING PARTIES") shall jointly prepare and deliver to the other party or parties to such dispute (the "RESPONDING PARTIES") a comprehensive pricing schedule setting forth the Initiating Parties' final pre-arbitration proposal with respect to pricing for each Wireless Service and feature offered by NewCo and as to which the parties' designated representatives or corporate officers failed to agree in writing pursuant to SECTION 30(A) or (B), respectively (such schedule, the "FIRST PROPOSAL"). Within ten (10) days after receipt of the First Proposal, the Responding Parties shall jointly prepare and deliver to the Initiating Parties a comprehensive pricing schedule setting forth the Responding Parties' final pre-arbitration proposal with respect to pricing for each such Wireless Service and feature (such schedule, the "SECOND PROPOSAL").

                  (ii) If the Initiating Parties and Responding Parties fail to resolve such dispute by negotiation within a further ten (10) days after the delivery of the Second Proposal, then either the Initiating Parties or the Responding Parties may deliver a notice of arbitration.

                  (iii) The party or parties initiating the arbitration shall jointly designate one (1) arbitrator, and the respondent or respondents shall jointly designate one (1) arbitrator. The two (2) arbitrators so designated shall appoint a third arbitrator as provided in the Rules. The arbitration shall be held in New York, New York, or such other place as the parties to such dispute may agree.

                  (iv) The arbitrators will allow such discovery as they deem appropriate, consistent with the purpose of arbitration in accomplishing fair, speedy, and cost-effective resolution of disputes. All discovery will be completed, and the arbitration hearing will be commenced, within forty-five (45) days after appointment of all of the arbitrators, and the arbitration hearing will conclude within thirty
         (30) days after it commences. The arbitrators will make every effort to enforce these timing requirements strictly, but may extend the time periods upon a showing that exceptional circumstances require extension to prevent manifest injustice.

                  (v) The decision of the arbitrators will be rendered in writing and will explain the reasons therefor. All decisions of the arbitrators shall require the concurrence of at least two arbitrators. The arbitrators shall determine which of the two proposals is, in the aggregate, most consistent with the principles set forth in Section 10 of EXHIBIT A. In their written decision, the arbitrators shall designate either the First Proposal or the Second

         Proposal (without any changes or modifications thereto) as the most consistent proposal, and such proposal shall be binding on the parties in its entirety, and shall apply, with retroactive effect from the relevant Anniversary Adjustment until the next ensuing Anniversary Adjustment.

                  (vi) In their final award, the arbitrators may require that the party(ies) to the arbitration which do not prevail (as determined by the arbitrators in their sole discretion) shall pay all reasonable costs (including, without limitation, reasonable fees of counsel and paralegals) incurred in conducting the arbitration and, if applicable, enforcing the arbitration award.

31. PUBLICITY. Each party agrees to submit to the other all press releases and other publicity matters relating to Wireless Services to be performed by NewCo under this Agreement, wherein the other party's name or marks or the name or mark of any Affiliate of either party is mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and parties further agree not to publish or use such press releases or other publicity matters without the other party's prior written approval provided, however, that the party from whom such approval is requested shall, within three
(3) business days of acknowledged receipt of the request, either grant or deny such approval, or provide the other party with any requested modifications or additions to the subject press release or other matter.

32. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original Agreement, but all of which together shall constitute one and the same instrument.

33. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

34. PREPARATION OF AGREEMENT. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation of drafting.

35. REFERENCES. Any references herein to any law, rule, regulation, order or other act of a Governmental Authority, or to any agreement between the parties hereto or their subsidiaries, shall be deemed to include a reference to any such law, rule, regulation, order or other act or any such agreement, in each case as it may be amended or supplemented from time to time.

         IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed and delivered on its behalf by its duly authorized officers as of the day and year first above written.

                                       ALLOY LLC
                                       By:    ALLOY MANAGEMENT CORP.,
                                                its Manager


                                       By:      /s/ Mark L. Feidler
                                          -------------------------------
                                       Name:  Mark L. Feidler
                                       Title: Chief Operating Officer



                                       BELLSOUTH TELECOMMUNICATIONS, INC.


                                       By:   /s/ Roderick D. Odom, Jr.
                                          -------------------------------
                                       Name:  Roderick D. Odom, Jr.
                                       Title: President

                                    EXHIBIT A

                                RATES AND CHARGES

1.       General

         (a) Wireless Service is offered on a monthly basis (the "Billing Cycle") subject to the minimum service requirements of one-thousand (1,000) Access Numbers.

         (b) Billing for any Access Number begins on the date such Access Number is activated for service. Billing for fixed monthly charges is monthly in advance of service. No charges will be payable for non-activated Access Numbers.

         (c) NewCo will not issue credit to the Reseller for Roamer charges or other charges which may appear on any Access Number after it has been deactivated and reassigned by the Reseller to a new Authorized User.

         (d)      Prices include interconnection charges.

2.       Charges for POWS.

         (a) Rates under this section are for standard voice grade switched Cellular Service, PCS Service and other conventional (as of the date of this agreement) switched Wireless Service (other than Internet Protocol services and the like), whether or not such service is used by the Authorized User to transport data or voice (in keeping with standard industry terminology conventions, hereafter referred to as "Plain Old Wireless Service" or "POWS"). Fixed Monthly Charges are the minimum monthly charges per Access Number activated on NewCo's Wireless System for POWS. Fixed Monthly Charges per month, per Access Number for the first three years of this Agreement shall be as provided in the table below. For purposes of determining the number of active Access Numbers, the total number of active Access Numbers subscribed to by the Reseller and the Other Reseller (and their respective Controlled Subsidiaries) shall be aggregated.

        Number of Active POWS Access              Fixed Monthly Charge per POWS Access
                  Numbers                                        Number
        ----------------------------              ------------------------------------
               1,000 - 250,000                                  $ 10.00
             250,001- 1,000,000                                 $  7.00
             More than 1,000,000                                $  5.00

                  The charges for a fractional part of a month will be a proportionate part of the fixed monthly charges based on the actual number of days the Wireless Services are provided.

         (b) Usage Charge per Digital POWS MOU for Home Service on Newco's Wireless System for the first three years of this Agreement shall be as provided in the table below, provided that, to the extent a particular billing system cannot segregate digital and analog usage, NewCo will attempt to segregate digital and analog usage by MIN associated with a particular Equipment. If it is technologically impractical to segregate those minutes, NewCo will bill at analogue rates. For purposes of determining the number of POWS MOUs, the total number of POWS MOUs billed to the Reseller and the Other Reseller (and their respective Controlled Subsidiaries) shall be aggregated. Charges for POWS MOUs do not include transport beyond the Local Calling Area whether or not NewCo imposes a separate charge for such service on its retail subscribers ("Long Distance"). The Local Calling Area is the geographic area, surrounding the then location of the Authorized User, within which relevant incumbent local exchange company does not impose a toll charge on its landline customers.

         Number of Active POWS Access Numbers                   Usage Charge Per Digital POWS MOU
         ------------------------------------                   ---------------------------------
                    1,000 - 250,000                                            $ .11
                  250,001- 1,000,000                                           $ .10
                  More than 1,000,000                                          $ .09

         (c) Usage Charge per Analog POWS MOU for Home Service on Newco's Wireless System for the first three years of this Agreement shall be as provided in the table below. For purposes of determining the number of POWS MOUs, the total number of POWS MOUs billed to the Reseller and the Other Reseller (and their respective Controlled Subsidiaries) shall be aggregated. Charges for POWS MOUs do not include Long Distance.

         Number of Active POWS Access Numbers                   Usage Charge Per Analog POWS MOU
         ------------------------------------                   --------------------------------
                     1,000 - 250,000                                            $ .22
                   250,001- 1,000,000                                           $ .20
                   More than 1,000,000                                          $ .18

         (d) A surcharge on the Usage Charges shown in tables (b) and (c) above will be imposed if the Reseller's ratio of Peak POWS MOUs to Total POWS MOUs is greater than NewCo's ratio of Peak POWS MOUs to Total POWS MOUs (the "Excess Peak Surcharge"). The Excess Peak Surcharge shall be computed as follows:

                  (i) Peak POWS MOUs are POWS MOUs used during the Peak POWS MOU hours of each calendar month.

                  (ii) Total POWS MOUs means, with respect to the Reseller, the total number of POWS MOUs used by the Reseller and its Authorized Users during each calendar month and, with respect to NewCo, means the total number of POWS MOUs used on NewCo's Wireless Systems during each calendar month.

                  (iii) NewCo shall define the hours of Peak POWS MOUs for each GSA from time to time.

                  (iv) On a rolling six-month basis, NewCo shall total the number of Peak POWS MOUs and the Total POWS MOUs used by the Reseller ("Reseller's Ratio"), and in the same manner shall determine the ratio for all of NewCo's Peak POWS MOUs to Total POWS MOUs ("NewCo's Ratio").

                  (v) If Reseller's Ratio is greater than NewCo's Ratio, then NewCo's Ratio shall be subtracted from Reseller's Ratio (the "Ratio Difference").

                  (vi) The Ratio Difference shall be multiplied times the charges imposed for POWS MOUs during the Billing Cycles beginning during the last month of the applicable rolling six-month period. The result shall be the Excess Peak Surcharge for such month.

3.       Charge For Roaming Service.

         (a) The charge per POWS MOU for Roaming Service On-Network shall be $.15. For purposes of this Exhibit A, Roaming Service On-Network means Wireless Service provided by NewCo in any GSA outside of the relevant Home Service Area.

         (b) The charge for Roaming Service Off-Network shall be the amount billed to NewCo by the third party service provider plus $.05 per POWS MOU. For purposes of this Exhibit A, Roaming Service Off-Network means wireless service in respect of an Access Number in a geographic area outside of the Home Service Area applicable to such Authorized User's Access Number, other than Roaming Service On-Network.

4.       Prices for Wireless Data and Other New Services

         Newco's wholesale charge to the Reseller for any Wireless Data Services or other New Service Offering shall be negotiated at the time of Newco's introduction of such service. The initial charge for any such service shall be set in accordance with the principles for the Adjustment of Prices of Wireless Service in Paragraph 10 below.

5.       Price for Third Party Services Other than Long Distance Service

         Third party provided services, which are billed to NewCo and re-billed by NewCo to the Reseller, shall be provided at 110% of the third party provider's charge to NewCo.

6.       Charge for Long Distance Service

         (a) Home Service Long Distance shall be provided at 110% of the third party long distance carrier's charge to NewCo.

         (b) Roaming Service On-Network Long Distance shall be provided at 110% of the third party long distance carrier's charge to NewCo.

         (c) Roaming Service Off-Network Long Distance shall be provided at the amount billed to NewCo by the service provider.

         (d) In the event that NewCo provides facility based long distance service, the initial charge for such service shall be set in accordance with the principles for the Adjustment of Prices of Wireless Service in Paragraph 10 below.

7.       Optional Features.

         The minimum service period for optional features is one month.

                                       FEATURE                                              MONTHLY CHARGE
     -----------------------------------------------------------------------------          --------------

     Call Waiting - Reseller or Authorized User engaged in a call is alerted that another call is waiting and may be received. Usage charges are incurred for each answered call. Each answered call is
     timed and billed separately.                                                              $0.50
     -----------------------------------------------------------------------------          --------------

     Call Forwarding - Calls intended for a Mobile Radio Unit may be redirected to another telephone number. Usage charges are incurred for the entire duration of all forwarded calls. Usage charges also apply to activations taking one minute or longer.
                                                                                                $0.50
     -----------------------------------------------------------------------------          --------------
     No Answer Transfer - Calls intended for a Mobile Radio Unit may be redirected to another telephone number when the Mobile Radio Unit has been rung or remains unanswered for a specified period of time. Usage charges are incurred for the entire duration of all transferred calls. Usage charges also apply to activations taking one minute or longer.
                                                                                                $0.50
     -----------------------------------------------------------------------------          --------------
     Three-Party Conferencing - A third party may be added to an existing call. Usage charges are incurred for each call in the conference. Each
     call is timed and billed separately.                                                       $0.50
     -----------------------------------------------------------------------------          --------------
     Voice Mail                                                                                 $1.50
     -----------------------------------------------------------------------------          --------------
     Hot Line - Originating service can be used only to call one
     pre-determined number, per Access Number arranged.                                         $0.50
     -----------------------------------------------------------------------------          --------------
     Incoming Call - No outgoing calls can be completed, per Access
     Number arranged.                                                                           $0.50
     -----------------------------------------------------------------------------          --------------

     Outgoing Call Only - No incoming calls will be accepted, per Access Number
     arranged                                                                                   $0.50
     -----------------------------------------------------------------------------          --------------
     Toll Restriction - No outgoing calls which will result in toll message and/or long distance charges may be completed, per Access Number arranged.
                                                                                                $0.50
     -----------------------------------------------------------------------------          --------------

8.       Adjustments for Taxes, Fees, Etc.

         The charges and rates set forth in this Exhibit A do not include any amounts resulting from consumption taxes, fees, exactions imposed by or for any municipal corporation or other political subdivision or agency of government against NewCo or its operations, including but not limited by any universal service fund fees, excepting only property taxes or taxes imposed on corporations. The amounts resulting from such taxes, fees or exactions imposed against NewCo or its operations, excepting only general property taxes or taxes imposed against corporations, shall be billed to the Reseller pro rata by NewCo as appropriate.

9.       [RESERVED]

10.      Adjustment of Access and Usage Charges.

         The charges set forth or described above shall be revised on each anniversary of this agreement (the "Anniversary Adjustment"). Six months prior to each such anniversary the parties shall begin negotiation of new charges. If after four months of negotiation, the parties have not reached agreement, Dispute Resolution, as provided in
         Section 30 of the Agreement, shall be instituted. The following principles shall govern the negotiation of the charges and rates and, if necessary, the decision of any arbitrators pursuant to Section 30(e) of the Agreement:

         (a) The overarching goal is to set rates so that NewCo is paid its Unit Cost of Production (described in (b) below) of producing the products and services purchased by the Reseller plus one half of the Available Margin (described (c) below) for each product or service (the "Rates", as described more fully in (d) below). Nothing herein, is intended to imply that NewCo is obligated to sell, under the terms of this Agreement, any product or service which is not Wireless Service, and costs associated with such products and services shall be excluded from the calculations.

         (b) The parties acknowledge and agree that, given the length of this agreement, it is impossible to predict with certainty, for the entire term of this agreement, the nature of the products and services that NewCo will offer and the Reseller will purchase hereunder, or the appropriate pricing conventions for such products and services. Accordingly the parties acknowledge and agree that it is not possible to describe with particularity the methodology for computing the cost of producing those goods and services. Therefore, the parties agree that the following general principles shall govern the computation of Unit Cost of Production (described in (b)(i) below):

                  (i) Because rates for Access and Usage are to be adjusted annually, the parties agree that in computing Unit Cost of Production, NewCo shall analyze its historical expenses for the twelve (12) month period comprising the fiscal year last ending prior to the starting date of negotiations described in Paragraph 10 below (the "Measurement Period").

                  (ii) All of NewCo's costs and expenses shall be divided between the production of products and services ("Production"), customer operations activities and costs to maintain customers ("Maintenance"), and NewCo's retail sales and marketing with respect to those products and services ("Sales and Marketing").

                  (iii) Expenses which are directly attributed solely to either Production, or Sales and Marketing shall be so allocated.

                           (1) Examples of expenses which, as of the date of this Agreement, are directly attributable solely to Production include, but are not limited to:

                                    (a)      Interconnect expense

                                    (b)      Cost of capital for network
                                             infrastructure equipment

                                    (c)      Engineering expenses

                                    (d)      Depreciation of network
                                             infrastructure equipment

                                    (e)      Maintenance of network
                                             infrastructure equipment

                                    (f)      Rent or other expenses of real
                                             estate used solely for network
                                             infrastructure equipment, or which
                                             house employees whose duties relate
                                             solely to network infrastructure

                                    (g)      Cost of billing

                           (2) Examples of expenses which, as of the date of this Agreement, are directly attributable solely to Sales and Marketing include, but are not limited to:

                                    (a)      Commissions to NewCo's outside
                                             retail sales channels

                                    (b)      Commissions, salaries and benefits
                                             paid to Newco's in-house retail
                                             sales personnel

                                    (c)      Rent or other expenses of real
                                             estate used solely for retail sales

                           (3) Examples of expenses which, as of the date of this Agreement, are directly attributable solely to Maintenance include, but are not limited to:

                                    (a)      Customer services expenses

                                    (b)      Bad debt expense

                  (iv) Expenses which cannot be attributed solely to either Production, Sales and Marketing, or Maintenance shall be allocated to each of these categories ratably based on the ratio of each category's expenses to total direct expenses. For example, if Production costs represent 40% of the total allocated costs of all three categories combined, then Production would be allocated 40% of the unallocated costs. Examples of expenses which, as of the date of this Agreement, shall be allocated ratably among Production, Sales and Marketing, and Maintenance include, but are not limited to:

                           (1)      General and administrative overhead expenses

                           (2)      Financial and Banking expenses.

                           (3)      Legal expenses.

                           (4) Information technology and billing/call rating systems.

         (c) The general principles governing the computation of Available Margin are as follows:

                  (ii) Total Expense is the sum of Total Sales and Marketing Expense, Total Maintenance Expense plus Total Production Expense for each product or service.

                  (iii) Unit Total Expense is the Total Expense for each product or service divided by the number of units of such product or service produced by NewCo during the Measurement Period.

                  (iv) Retail Unit Revenue for each product or service is the total retail revenue realized by NewCo divided by the number of units of such product or service sold at retail by NewCo during the Measurement Period.

                  (v) The Available Margin is the difference between Retail Unit Revenue and Unit Total Expense for each product or service.

                  (vi) The sum of Available Margin and Unit Cost of Production is the Preliminary Rate.

         (d) For products and service, which are customarily priced with a fixed and variable component, the Preliminary Rate shall be divided on a reasonable basis between the fixed and variable components. For example, with respect to the Wireless Service for which rates are set forth in paragraph 2 above, the fixed and variable components are determined as follows:

                  (i) The fixed network expenses per Access Number are estimated. That amount is the Fixed Monthly Charge for more than 1,000,000 Access Numbers.

                  (ii) The Preliminary Rate as initially determined is multiplied by the Average Number of POWS MOUs used by an Access Number per month during the Measurement Period to determine Average Revenue Per Access Number.

                  (iii) The Fixed Monthly Charge is subtracted from Average Revenue Per Access Number to determine Variable Revenue Per Access Number.

                  (iv) Variable Revenue Per Access Number is divided by Average Number of POWS MOUs to determine the Usage Charge Per Digital POWS MOU for more than 1,000,000 Access Numbers.

                  (v) The combination of Usage Charge Per Digital POWS MOU and the Fixed Monthly Charge are the Rates.

         (e) Under no circumstances shall the Rates be less than Newco's twelve month trailing historical costs of a unit of production, plus a reasonable return based on Newco's cost of capital.

11.      Measurement of POWS MOU's.

         The Reseller shall be charged for usage when calls are originated from or received on its Authorized Users' Equipment.

         (a) Chargeable time for completed calls originated by a unit of Equipment begins when a connection is established to NewCo's facilities and ends when the Equipment disconnects. No credit or adjustment shall be given for call interrupted due to service irregularities (i.e. dropped calls).

         (b) Chargeable time for incomplete calls of a duration of more than thirty (30) seconds originated by a unit of Equipment begins when a connection is established to NewCo facilities and ends when the Equipment disconnects. There shall be no charge for incomplete calls originated by a unit of Equipment, which are of a duration of thirty (30) seconds or less.

         (c) Chargeable time for calls received by a unit of Equipment begins when the MTSO assigns a channel and ends when the Wireless Equipment disconnects.

         (d) The minimum usage charge on each call is one (1) minute. Fractions of a minute are rounded up to the next full minute or increment of billing.

                                   EXHIBIT B

                                 BELLSOUTH MARKS


---------------------------------------------------------------------------------------
CLIENT              TRADEMARK                            APPLICATION       REGISTRATION
                                                            NUMBER            NUMBER
---------------------------------------------------------------------------------------
BCC        411 EXPRESS                                     74/584,811        2,044,310
BCC        Bell Symbol                                     81/327,677        1,327,677
BCC        Bell Symbol                                        727,723        1,569,327
BCC        BELLSOUTH                                          622,503        1,459,196
BCC        BELLSOUTH                                          719,542        1,565,559
BCC        BELLSOUTH                                       75/598,788        2,307,506
BCC        BELLSOUTH ALL-IN-ONE                             75/660928
BCC        BELLSOUTH CELLULAR                              75/195,478        2,189,845
           CORDLESS
BCC        BELLSOUTH MOBILITY                              74/662,687        2,020,258
BCC        BELLSOUTH MOBILITY                                  056650        1,702,143
BCC        BELLSOUTH MOBILITY                                  058775        1,670,082
BCC        CALL WIZARD                                      75/510658
BCC        CALL WIZARD                                      75/574730
BCC        CELEBRATION                                     74/584,808        2,067,533
BCC        CELLULAR CLEAR AND SIMPLE                       74/662,398        2,011,506
BCC        CELLULAR LINK                                       773479        1,848,727
BCC        CELLULAR TO GO                                   75/761677
BCC        CELLULAR TO GO                                   75/502701
BCC        COSMOS                                          74/513,593        2,027,441
BCC        COSMOS UNIVERSAL CELLULAR                        74/573293        2,178,749
           DESIGN

BCC        Design of Cellular Telephone with               75/243,737        2,132,638
           Eyes, Arms & Leg
BCC        FREE WAY TO CALL, THE                           74/471,957        1,852,079
BCC        GOLD SERIES                                     74/557,951        1,916,216
BCC        GUARDIAN ANGEL PROGRAM                          75/316,918
BCC        MOBILE 2 MOBILE                                 74/597,773        2,044,365
BCC        MOBILE AMERICA                                  75/331,806
BCC        MOBILE AMERICA and design                       75/331,150
BCC        MOBILE MEMO                                      73/817181        1,605,962
BCC        NEVER STAND STILL                               74/514,689        2,000,239
BCC        PROGRAMIT                                       74/678,434        2,058,096
BCC        PROMOTION WORKS                                 74/686,065        2,044,846
BCC        RAPIDREPLY                                       75/270843        2,200,538
BCC        ROAMMATE                                         75/688589
BCC        ROAMMATE                                         75/409403
BCC        STAR *EXPRESS & DESIGN                          74/471,958        1,875,521
BCC        STAR* EXPRESS                                   74/471,965        1,865,946
BCC        STAR*LINES                                      74/655,589        1,965,443
BCC        TALKAMERICA                                     75/061,882        2,073,462
BCC        TALKBANK                                        74/614,654        2,046,394
BCC        THE ONE PHONE FOR HOME AND AWAY FROM HOME        75/493833
BCC        VISION SS7 ONLINE                                75/357101
BCC        WINCENTER                                        75/200558

BCC        WINCONNECT                                       75/200560
BCC        WINLOGIC                                         75/930552
BCC        WIRELESS ACCESSORIES                             75/392750        2,317,344
           HOTLINE
BMDCS      BELLSOUTH PREPAID TO GO                          75/374788        2,305,183
BMDCS      DCS 2N1                                          75/302030
BMDCS      DCS 2N1                                          75/776404
BMDCS      DCS 2N1 NUMBER                                   75/495530
BMDCS      DCS and Design                                  75/360,891        2,176,964
BMDCS      DCS and Design                                  75/976,869        2,166,626
BMDCS      DCS MINUTE MANAGER                               75/475825
BMDCS      NONSTOP NICKEL TALK                              75/915061
BMDCS      WE'VE GOT YOU IN OUR SITES                       75/653172        2,306,282
BMDCS      WIRELESS MINUTE MANAGER                          75/875425
BSM        CAR & PHONE DESIGN                                 650,640        1,465,876
BSM        COUNT ON IT                                      75/466131        2,220,620
BSM        LIFE'S CALLING. WHY WAIT?                        75/603603
BSM        MOBILITY ONE                                       489,828        1,348,585
BSM        SPEED CENTER. WHERE FANS CONNECT.                75/822652
BSM        WHY WAIT WARRANTY                               75/376,343        2,184,227
BSMD       ONDACOM                                          75/395577
BSMD       ONDACOM and Design                               75/395580
BSWD       BELLSOUTH                                        75/598788        2,307,506

BSWD       BELLSOUTH                                        75/705787
BSWD       BELLSOUTH BEYOND                                 75/582069        2,309,057
           PROTECTION PLAN
BSWD       BELLSOUTH GATEWAY                                75/606994
BSWD       BELLSOUTH INTELLIGENT                            75/585342        2,288,032
           WIRELESS NETWORK
BSWD       BELLSOUTH INTERACTIVE                            75/702644
           DISPATCH
BSWD       BELLSOUTH INTERACTIVE                            75/582068        2,291,241
           PAGING
BSWD       BELLSOUTH POWERTOOL                              75/666458
BSWD       BELLSOUTH PROFESSIONAL                           75/621671
           SERVICES
BSWD       BEYOND PROTECTION                                75/598789        2,304,223
BSWD       COMMUNICATE@LIFESPEED                            75/703523
BSWD       COMPETE@LIFESPEED                                75/703522
BSWD       GO BEYOND PAGING                                 75/541571
BSWD       INTERACT@LIFESPEED                               75/703521
BSWD       RAM INTERACTIVE DISPATCH                         75/356063
BSWD       REACT@LIFESPEED                                  75/703520

BSWD       RESPOND@LIFESPEED                                75/703519

BSWD       THINK@LIFESPEED                                  751703518

BSWD       WORK@LIFESPEED                                   75/703517